Exhibit 16.1

March 3, 2022

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for OceanFirst Financial Corp. and subsidiaries (the Company) and, under the date of February 25, 2022, we reported on the consolidated financial statements of the Company as of December 31, 2021 and 2020 and for each of the years in the three-year period ended December 31, 2021, and the effectiveness of internal control over financial reporting as of December 31, 2021. On October 25, 2021, we were notified that the Company engaged Deloitte and Touche LLP as its principal accountant for the year ending December 31, 2022 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of the Company’s consolidated financial statements as of and for the year ended December 31, 2021, and the effectiveness of internal control over financial reporting as of December 31, 2021, and the issuance of our reports thereon. On February 25, 2022, we completed our audit and the auditor-client relationship ceased. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated March 3, 2022, and we agree with such statements.

Very truly yours,
/s/ KPMG LLP
Short Hills, New Jersey